EXHIBIT B-1

[Letterhead of KeySpan]

May 28, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

         Pursuant to Sections 6(a), 7, 9(a) and 10 of the Public Utility Holding Company Act of 1935, as amended (the “Act”), KeySpan Corporation (“KeySpan”), a registered holding company under the Act, and Eastern Enterprises (“Eastern”), a wholly-owned subsidiary of KeySpan and an exempt holding company (collectively, the “Applicants”), have applied to the Securities and Exchange Commission (the “Commission”) for authorization to reorganize Eastern which will result in a change of its organizational form from a Massachusetts business trust to a Massachusetts limited liability company (the “Transaction”). (See File No. 70-09995). As described more fully below, the Transaction involves the formation of a new KeySpan subsidiary as a Massachusetts limited liability company that will be the vehicle used to transform Eastern into a limited liability company. The new subsidiary will be named KeySpan New England, LLC (“KeySpan New England”) and will be owned ninety-nine percent (99%) by KeySpan and one percent (1%) by KSNE, LLC (“KSNE”), a Delaware limited liability company, that will also be a new wholly-owned subsidiary of KeySpan formed as part of the Transaction. KeySpan New England, through a merger with Eastern, will be the surviving entity once the Transaction is consummated.

         This opinion is furnished in connection with KeySpan’s and Eastern’s filing of the Application/Declaration on Form U-1, as amended, File No. 70-09995 (the “Application”) with the Commission under the Act. The Application requests the Commission’s authorization and approval of the Transaction, which will involve the following steps, occurring in succession. First, KeySpan New England will be formed as a Massachusetts limited liability company, and KSNE will be formed as a Delaware limited liability company. Second, KeySpan will obtain ninety-nine percent (99%) of the membership interest in KeySpan New England for ninety-nine dollars ($99.00) and one hundred percent (100%) of the membership interest in KSNE for one hundred dollars ($100.00). KSNE will obtain the remaining one percent (1%) membership interest in KeySpan New England for one dollar ($1.00). Hence, KeySpan New England will be a two-member Massachusetts limited liability company owned 99% by KeySpan and 1% by KSNE, and KSNE will be a single-member Delaware limited liability company owned 100% by KeySpan. Third, Eastern and KeySpan New England will execute an agreement and plan of merger pursuant to which Eastern will agree to merge with and into KeySpan New England (the “Merger”), with KeySpan New England as the surviving entity. To effect the Merger, Eastern and KeySpan New England will file a Certificate(s) of Merger and Termination with the Secretary of the Commonwealth of Massachusetts.

         I am general counsel to KeySpan and have acted as counsel to KeySpan in connection with the proposed Transaction and the filing of the Application.

         In connection with this opinion, either I or attorneys under my supervision in whom I have confidence have examined originals or copies, certified or otherwise identified to my satisfaction, of such records and such other documents, certificates and corporate, trust, limited liability company or other records as I have deemed necessary or appropriate as a basis for the opinions expressed in this letter, including without limitation, certificates of officers and employees of KeySpan and Eastern and information obtained from public officials. In my examination, I have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to me as originals, the conformity to the authentic original documents of all documents submitted to me as copies and the continued accuracy of all certificates and telegrams from public officials dated earlier than the date of this letter. I have relied solely on certificates, orders, decrees, correspondence and other documents from public officials as to the matters stated in such documents. As to questions of fact material to this opinion, I have relied on representations of KeySpan and Eastern, and certificates of their representatives and officers and public officials, and I have not inquired of third parties or searched the records or files of any court, agency or other governmental authority.

         The opinions expressed below with respect to the proposed transactions described in the Application are subject to the following assumptions, qualifications, limitations, conditions and exceptions:

         A.  The proposed Transaction shall have been duly authorized and approved, to the extent required by the governing corporate, trust and limited liability company documents and applicable state laws, by the Board of Directors of KeySpan, the trustees and sole stockholder of Eastern and the members and managers of KeySpan New England and KSNE.

         B.  No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed below.

         C.  All required approvals, authorizations, consents, certificates, rulings and orders of, and all filings and registrations with, all applicable federal and state commissions and regulatory authorities with respect to the transactions proposed in the Application shall have been obtained or made, as the case may be, and shall have become final and unconditional in all respects and shall remain in effect (including the approval and authorization of the Commission under the Act) and such transactions shall have been accomplished in accordance with all such approvals, authorizations, consents, certificates, orders, filings and registrations.

         D.  The Commission shall have duly entered an appropriate order with respect to the proposed transactions as described in the Application granting and permitting the Application to become effective under the Act and the rules and regulations thereunder.

         E.  Appropriate corporate and limited liability company actions will have been taken by both the issuers and acquirers of the securities contemplated by the Application and the documents transferring the securities will have been duly authorized, executed and delivered with all appropriate transfer or other taxes paid.

         F.  The parties shall have obtained all consents, waivers and releases, if any, required for the proposed Transaction under all applicable governing corporate, trust and limited liability company documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits.

         G.  The consummation of the Transaction shall be conducted under my supervision and all legal matters incident thereto shall be satisfactory to me, including the receipt in satisfactory form of opinions of other counsel qualified to practice in jurisdictions in which I am not admitted to practice, as I may deem appropriate.

         Based on the foregoing and subject to the assumptions, qualifications, limitations, conditions and exceptions set forth herein, and having regard to legal considerations which I deem relevant, I am of the opinion that, in the event the proposed Transaction is consummated in accordance with the Application:

           1. All state laws applicable to the proposed Transaction will have been complied with.

           2. KeySpan New England, which intends to issue limited liability company membership interests to each of KeySpan and KNSE in connection with the proposed Transaction, will be validly organized and duly existing. KSNE, which intends to issue limited liability company membership interests to KeySpan in connection with the proposed Transaction, will be validly organized and duly existing.

           3. The holders of the limited liability company membership interests to be issued by KeySpan New England and KSNE in connection with the proposed Transaction will be entitled to the rights and privileges appertaining thereto set forth in the applicable charter or other document defining such rights and privileges.

           4. KeySpan will legally acquire the limited liability company membership interests of KeySpan New England and KSNE subject to the Application.

           5. The consummation of the proposed Transaction will not violate the legal rights of the holders of any securities issued by KeySpan or Eastern or any associate company thereof.

         I am a member of the State Bar of New York and do not purport to be an expert on, nor do I opine as to, the laws of any jurisdiction other than the State of New York and the federal laws of the United States of America. I hereby consent to the use of this opinion as an exhibit to the Application.

Very truly yours, /s/ Steven L . Zelkowitz